                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                           YEARS ENDED DECEMBER 31,
                                                ----------------------------------------------
                                                2003     2002       2001      2000      1999
                                                -----   -------   --------   -------   -------
                                                            (DOLLARS IN THOUSANDS)
EARNINGS:
Loss from continuing operations before
  minority interest and provision for income
  taxes.......................................  $(763)  $(5,478)  $(11,313)  $(2,170)  $(8,654)
ADDITIONS:
Fixed charges.................................    228       215         66        --        --
SUBTRACTIONS:
Equity income (loss) from investments.........     65        86       (160)     (240)     (261)
Minority interest in (income) loss of
  consolidated subsidiaries who have not
  incurred fixed charges......................      7        --         --        27       181
                                                -----   -------   --------   -------   -------
Losses, as adjusted...........................  $(607)  $(5,349)  $(11,087)  $(1,957)  $(8,574)
                                                =====   =======   ========   =======   =======
FIXED CHARGES:
Interest expense..............................  $ 228   $   215   $     66   $    --   $    --
                                                =====   =======   ========   =======   =======
RATIO OF EARNINGS TO FIXED CHARGES............   (b)      (b)       (b)        (a)       (a)

---------------

(a) No ratio is presented for the years ending December 31, 2000 and 1999 as there were no fixed charges during these periods.

(b) No ratio is presented for the years ending December 31, 2003, 2002 and 2001 as we incurred losses in those years. Losses for those years exceeded fixed charges by $835,000, $5,564,000 and $11,153,000, respectively.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                 THREE MONTHS
                                                               ENDING MARCH 31,
                                                               ----------------
                                                                     2004
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
                                                                 (UNAUDITED)
EARNINGS:
Income (loss) from continuing operations before minority
  interest and provision for income taxes...................        $1,031
ADDITIONS:
Fixed charges...............................................           155
SUBTRACTIONS:
Equity income (loss) from investments.......................            --
Minority interest in income (loss) of consolidated
  subsidiaries who have not incurred fixed charges..........             1
                                                                    ------
Earnings (loss), as adjusted................................        $1,185
                                                                    ======
FIXED CHARGES:
Interest expense............................................        $  155
                                                                    ======
RATIO OF EARNINGS TO FIXED CHARGES..........................          7.65
                                                                    ======